Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-33730, 333-154640, 333-157308, 333-180889 and 333-180890) on Form S-3 and registration statements (Nos. 333-91589, 333-100515, 333-143502, 333-160112, and 333-181629) on Form S-8 of MetroCorp Bancshares, Inc. and subsidiaries (the Company) of our reports dated March 21, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of the Company.

/s/ KPMG LLP
Houston, Texas
March 21, 2013